UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2014

Greenwood Hall, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-184796	99-0376273
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1936 East Deere Avenue, Suite 120, Santa Ana, California	92705
(Address of principal executive offices)	(Zip Code)

(949) 655-5000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 2, 2014, the Board of Directors of Greenwood Hall, Inc. (the “Company”) appointed Jonathan Newcomb to serve as a Director of the Company. As compensation for his service as a Director, the Company will issue Mr. Newcomb the option to purchase 150,000 shares of the Company’s common stock in connection with his initial election to the Board of Directors. Mr. Newcomb will also automatically receive options to purchase 150,000 shares of the Company’s common stock on the date of each annual stockholder meeting at which he is re-elected.

Mr. Newcomb’s options will vest in full on the first anniversary of the date of grant. Mr. Newcomb’s options will be issued subject to the Company’s 2014 Stock Plan (the “Plan”) and any subsequent plan adopted by the Company. The exercise price of the options shall be the fair market value of a share of the Company’s common stock, as defined in the Plan, on the effective date of each grant of options.

As additional compensation for his service as a Director, the Company will pay Mr. Newcomb $1,000 per meeting for up to four meetings per year.

A copy of the press release announcing Mr. Newcomb’s appointment is attached as an Exhibit to this report and incorporated herein by reference

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press release announcing appointment of Jonathan Newcomb.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENWOOD HALL, INC.
Date: December 8, 2014
	By:	/s/ John Hall
Name: John Hall
Title: Chief Executive Officer